CAPITOL FEDERAL FINANCIAL

Deferred Incentive Bonus Plan

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CAPITOL FEDERAL FINANCIAL

Deferred Incentive Bonus Plan

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CAPITOL FEDERAL FINANCIAL

Deferred Incentive Bonus Plan

            ARTICLE I -- PURPOSE

            The purpose of this Plan is to provide specified benefits to Senior Managers of Capitol Federal Financial and Capitol Federal Savings Bank (the "Company") who contribute to the continued growth, development and future business success of the Company. This program shall be administered as an unfunded plan of deferred compensation for income tax purposes and shall be applicable solely to those Employees serving in the job classification of Chairman, President, Executive Vice- Presidents and Senior Vice Presidents ("Senior Managers"). This deferred compensation plan is intended to operate in conjunction with that certain Short Term Performance Award Plan adopted by the Company on November 16, 1999.

            ARTICLE II -- DEFINITIONS

            For purposes of this Plan, the following phrases or terms shall have the indicated meanings unless otherwise clearly apparent from the context:

            Section 2.01.  "Approved Reason" means a reason for terminating employment with the Company which, in the opinion of the Committee, is in the best interest of the Company.

            Section 2.02.  "Award" or "Performance Award" means a lump sum cash payment granted under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish.

            Section 2.03.  "Beneficiary or Beneficiaries" means the person, persons, entity or entities entitled to receive any benefits under this Plan pursuant to the designation of the Participant (or in default of such designation) as provided in Section 6.02 hereof.

            Section 2.04.  "Board of Directors" means the Board of Directors of Capitol Federal Financial.

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            Section 2.05.  "Cause" means:

(a)	the willful and continued failure by an Employee to substantially perform his or her duties with his or her employer after written warnings identifying the lack of substantial performance are delivered to the Employee by his or her employer to specifically identify the manner in which the employer believes that the Employee has not substantially performed his or her duties, or

(b)	the willful engaging by an Employee in illegal conduct which is materially and demonstrably injurious to CFF or a Subsidiary.
            Section 2.06.  "Change In Control" means a Change In Control of CFF of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on October 1, 1999, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, a Change In Control shall be deemed to have occurred at such time as (I) any "person" within the meaning of Section 14(d) of the Exchange Act, other than Capitol Federal Financial, the Capitol Federal ESOP or a Subsidiary of CFF, is or has become the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 25% or more of the combined voting power of the outstanding securities of CFF ordinarily having the right to vote at the election of Directors, or (2) individuals who constitute the Board on October 1, 1999 (the "Incumbent Board") have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to October 1, 1999 whose election, or nomination for election by CFF's shareholders, was approved by a vote of at least three quarters (3/4) of the Directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of CFF in which such person is named as a nominee for Director without objection to such nomination) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board.

            Section 2.07.  "Code" means the Internal Revenue Code of 1986, as amended.

            Section 2.08.  "Committee" means the Executive Compensation and Development Committee of the CFF Board, or such other Board committee as may be designated by the Board to administer the Plan; provided that the Committee shall consist of an odd number of three or more Directors, all of whom are both a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act and an "outside director" within the meaning of the definition of such term as contained in Treasury Regulation Section 1.162-27(e)(3), or any successor definition adopted.

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            Section 2.09.  "Company" means Capitol Federal Financial and its wholly owned subsidiary, Capitol Federal Savings Bank.

            Section 2.10.  "Deferred Amount" means that portion of a Participant's Performance Award, between $2,000 and 50% of such Award up to but not exceeding $100,000, which the Participant elects to defer under the terms of this Plan.

            Section 2.11.  "Deferred Account" or "Account" means the ledger entry established in accordance with ARTICLE III, which entry shall represent the Company's unsecured and unfunded promise to pay the amount of benefits set forth by such entry.

            Section 2.12.  "Disability" means a disability under the terms of any long-term disability plan maintained by the Company.

            Section 2.13.  "Distribution Date" means the April 2nd next following the last day of each Mandatory Deferral Period.

            Section 2.14.  "Short Term Performance Plan" or "STPP" means the incentive bonus arrangement sponsored and maintained by the Company for the benefit of eligible Officers. The Short Term Performance Plan is incorporated herein by reference.

            Section 2.15.  "Employee" means a common law Employee of the Company paid from the Company payroll account.

            Section 2.16.  "Mandatory Deferral Period" means the consecutive thirty-nine month period beginning on the Award Payment Date and ending on the applicable Distribution Date.

            Section 2.17.  "Officer" means only those certain salaried Employees of the Company who are administrative executives in continuous service with the Company employed by the Company in one of the following job classifications: Chairman, President, Executive Vice-President, Senior Vice-President, First Vice- President, Vice-President, Assistant Vice-President, and Assistant Cashier.

            Section 2.18.  "Participant" means a common law Employee paid from the Company payroll account who is an Officer classified as Chairman, President, Executive Vice-President or Senior Vice-President and who has been designated by the Committee as eligible to participate in this Plan and who has satisfied all of the threshold eligibility criteria applicable to this Plan.

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            Section 2.19.  "Plan" means the Capitol Federal Financial Deferred Incentive Bonus Plan.

            Section 2.20.  "Plan Year" means the Company fiscal year ending each September 30th.

            Section 2.21.  "Retirement" means, for all Plan purposes other than the Plan's change of control provision, a termination of employment from the Company on or after attainment of age 65.

            Section 2.22.  "Senior Manager" means a Company Officer classified as Chairman, President, Executive Vice-President, or Senior Vice-President.

            Section 2.23.  "Sole Discretion" means the right and power to decide a matter, which may be exercised arbitrarily and shall not be subject to review by any court or otherwise.

            ARTICLE III -- PARTICIPATION

            Section 3.01.  Eligibility. In order to become a Participant in this Plan and defer Performance Awards granted under the STPP under this Plan, a Senior Manager must satisfy three criteria: (1) Participation In the STPP. In order to be eligible for participation in this Plan, a Senior Manager must be eligible for and an Active Participant in the STPP. (2) Committee Designation. In addition to eligibility and participation in the STPP, a Senior Manager must be specifically designated as eligible to defer under this Plan. The Committee shall have the unrestricted right and power, which may be exercised in its Sole Discretion, and at any time and from time to time, to designate Senior Managers who are eligible to participate in this Plan. The Committee shall also have the right, in its Sole Discretion, to terminate an individual's future participation in this Plan. If an individual's participation in this Plan is terminated, the Participant (or Participant's Beneficiary) shall be entitled to receive the Participant's Account at the time and in the manner determined under Articles V and VI, as the case may be. (3) Timely Deferral Election. In addition to the criteria set forth above, participation in this Plan shall only be possible if the Senior Manager has timely executed and filed the appropriate deferral election forms. Deferral election forms shall be considered timely filed only if they are properly completed, executed, and filed with the Committee in accordance with Committee rules, prior to the time that the Award which is the subject of the election is earned.

            Section 3.02.  Incentive Bonus Deferral Agreements. Prior to the first day of the Plan Year, or within 30 days after first becoming eligible to participate in this Plan but before earning an amount under the STPP, each Senior Manager who is otherwise qualified to be a Participant may elect to participate in this Plan, with respect to the Award to be earned for such Plan Year, by executing a deferral election and

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returning that agreement to the Company. All calculations of the dollar amount of Award shall be determined under the terms of the STPP. The deferral election shall be irrevocable as to that portion of the Award electively deferred before the beginning of a Plan Year, but earned during such Plan Year. Deferral agreements shall continue in effect unless modified or revoked prior to the first day of a Plan Year. The deferral election agreements shall automatically terminate upon the termination of this Plan.

            Section 3.03.  Limitations on Deferrals. Participants may elect to defer amounts of not less than two thousand dollars ($2,000.00), up to an amount equal to fifty percent (50%) of the anticipated Participant's Performance Award for the upcoming Performance Year; provided, however, the amount of a single deferral may not exceed one hundred thousand dollars ($100,000.00). No deferred amount may be withdrawn prior to the Distribution Date following the Mandatory Deferral Period applicable to such deferral. Provided, however, where the Participant has terminated employment for an Approved Reason, become disabled, died or reached Retirement, the deferred amount may be paid, without increase for an earnings factor, in accordance with the Participant's or Beneficiary's election within the Mandatory Deferral Period. No deferral under this Plan shall continue past the applicable Distribution Date.

            ARTICLE IV -- Deferred Accounts

            Section 4.01.  Deferred Account. The Deferred Amount described in Section 3.03 above shall be credited to the Participant's Deferred Account.

A.	To the extent the Company is required to withhold any taxes or other amounts from the Deferred Amount pursuant to any federal, state, or local law, such amounts shall be taken out of the portion of the Participant's Award or other Compensation not deferred under this Plan.

B.	The Company shall match each Deferred Amount by an amount equal to 50% of such Deferred Amount; provided, however, such match shall be subject to forfeiture and shall be forfeited if the Participant terminates service with the Company at any time for any reason, including death, Disability, Retirement or an Approved Reason, during the applicable Mandatory Deferral Period.

            Section 4.02.  Vesting. Each Participant shall be fully vested in the Participant's Deferred Amount. However, Participants shall only become vested in the Company matching amount (credited to the Deferred Amount at the commencement of the Mandatory Deferral Period) if the Participant remains continuously employed with the Company during the Mandatory Deferral Period and is so employed on the applicable Distribution Date.

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            Section 4.03.  Increases to the Account. The Participant's Deferred Account shall be increased by an earnings factor. The earnings factor shall equal the amount that the Participant's Deferred Account would have increased if, immediately following addition to the Account of the deemed Company match, the Account had been invested in the common stock of Capitol Federal Financial ("CFFN") and that position had been held through the last December 31st of the Mandatory Deferral Period.

A.	In order to establish an initial value for the Account at the commencement of the Mandatory Deferral Period, the Committee shall utilize the closing price of CFFN as of the December 31st immediately preceding the applicable Award Payment Date and shall deem the entire Account (including the forfeitable Company match) to be 100% invested in CFFN at such price. If, as of the December 31st immediately preceding the end of the Mandatory Deferral Period, the closing market price for CFFN is greater than the initial Value, the difference in value shall be converted to cash, added to the Account and paid on the Distribution Date along with the Deferred Amount, the Company match, and the Dividend Equivalents.

B.	The Committee shall credit the Account with an amount appropriate to reflect dividends actually paid on Capitol Federal Financial common stock during the Mandatory Deferral Period (Dividend Equivalents). Dividend Equivalents shall be credited to the Account as of the time dividends are actually paid on CFFN and shall be treated as additional units of CFFN; provided, however, and notwithstanding anything hereinabove to the contrary, Dividend Equivalents shall be valued and paid based only upon the CFFN closing price as of the December 31st immediately preceding the end of the Mandatory Deferral Period.

C.	Notwithstanding anything to the contrary, the Company shall not be obligated to acquire any interest in any fund or investment option and any asset that may be acquired in order to provide a means for payment of any liability shall remain the property of the Company.

            Section 4.04.  Statement of Account. The Committee shall submit to each Participant, within 90 days after the close of each Plan Year, a statement setting forth the balance to the credit of each Participant of his or her Deferred Account.

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            ARTICLE V -- BENEFITS

            Section 5.01.  General. A Participant's Deferred Account will be payable to Participant in cash in a single sum on the applicable Distribution Date. The benefits of a Participant who dies prior to their payment shall be paid to the Participant's Beneficiary.

            ARTICLE VI -- DEATH BENEFITS

            Section 6.01.  Death Benefits. Benefits will be payable in one lump sum payment as soon as administratively practicable following the close of the Plan Year in which the Participant dies, provided, that the Board of Directors may elect to accelerate such payment in its Sole Discretion.

            Section 6.02.  Beneficiary Designations. The Beneficiary of a Participant shall be the person, persons, entity, or entities designated by the Participant on a beneficiary designation form provided by the Committee. A Participant shall have the right to change his or her Beneficiary designation at any time; provided, however, that no change of a Beneficiary shall be effective until received by the Committee. All Beneficiary designations, and any amendments and revocations thereto, shall be made upon such form or forms and in such manner as the Committee may from time to time direct. In the event a Participant dies without having a Beneficiary Designation in force, or in the event no named Beneficiary is alive or is in being at the time, all payments due hereunder shall be paid to the Participant's surviving spouse, if any. If the Participant leaves no surviving spouse, then such payment shall be made to the Participant's estate.

            ARTICLE VII -- SOURCE OF BENEFITS

            Section 7.01.  General. Amounts payable hereunder shall be paid exclusively from the general assets of the Company. The Company's obligation under this Plan shall constitute a mere promise to pay benefits in the future, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or other asset of the Company. The Company is not obligated to invest in any specific assets or fund, but it may invest in any asset or assets it deems advisable in order to provide a means for the payment of any liabilities under this Plan. Each Participant shall be an unsecured general creditor of the Company and shall have no interest whatsoever in any such assets or fund. The Company's liability for the payment of benefits hereunder shall be evidenced only by this Plan.

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            ARTICLE VIII -- ADMINISTRATION OF THIS PLAN

            Section 8.01.  Appointment of Committee. This Plan shall be administered under the supervision of a Committee. It shall be a principal duty of the Committee to see that this Plan is carried out in accordance with its terms. The Committee shall have full power to administer this Plan in all of its details, subject, however, to the requirements of the Code, and other applicable laws. For this purpose, the Committee's powers shall include, but are not limited to, the authority, in addition to all other powers provided by this Plan, to:

A.	Determine in its discretion the eligibility of any Officer to participate in this Plan and of any individual to receive benefits under this Plan;
B.	Exercise its discretion in making interpretations regarding the terms of this Plan and its interpretations to be final and conclusive on all persons claiming benefits under this Plan;
C.	Compute the amounts payable for any Participant in accordance with the provisions of this Plan, the manner and time of payment and to determine and authorize the person or persons to whom such payments will be paid;

D.	Receive claims for benefits and render decisions respecting such claims under this Plan;
E.	Make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of this Plan;
F.	Appoint such agents, specialists, legal counsel, accountants, actuaries, consultants, or other persons as the Committee deems advisable to assist in administering this Plan;
G.	Allocate and delegate its responsibilities under this Plan and to designate other persons to carry out any of its responsibilities under this Plan, any such allocation, delegation, or designation to be in writing;

H.	Be responsible for all reporting and disclosure requirements for this Plan under the law;
I.	Receive from the Company, Participants and other persons such information as shall be necessary for the proper administration of this Plan;

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J.	Furnish to the Company upon request, such reports with respect to the administration of this Plan as are reasonable and appropriate; and
K.	Maintain all records of this Plan.
            Section 8.02.  Examination of Records.The Committee shall make available to each Participant and his duly authorized representative, such of the records under this Plan as pertain to him, for examination at reasonable times during normal business hours.

            Section 8.03.  Committee. The Committee shall act by a decision of a majority. Any such action by the Committee may be taken either at a meeting or in writing signed by all Committee members without a meeting. Notwithstanding the foregoing, the Committee may, by written authorization, empower any member of the Committee to individually execute any document or documents on behalf of the Committee, such authorization to remain in effect until revoked by the Committee. The Committee shall elect one of its members as chairman, appoint a secretary, who may or may not be a Committee member and advise the Company of such actions in writing. The secretary shall keep a record of all meetings, actions, and data necessary for the proper administration of this Plan and shall forward all necessary communications to the Company, the Participants or other necessary person. A dissenting Committee member who, within a reasonable time after he has knowledge of any action or failure to act by majority, registers his dissent in writing delivered to the other Committee members and the Company shall not be responsible for any such action or failure to act.

            Section 8.04.  Reliance on Certificates, etc. The members of the Committee and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants and on all opinions given by any duly appointed legal counsel. Such legal counsel may be counsel for the Company.

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            ARTICLE IX -- AMENDMENT

            Section 9.01.  Right to Amend. The Board of Directors reserves the right, at will, at any time and from time to time, to modify, alter, or amend this Plan (including without limitation a retroactive modification, alteration, or amendment), in whole or in part, and any such modification, alteration, or amendment shall be binding upon the Company, Participants, and all other persons, provided, however, no amendment will reduce the amount then credited to a Participant's Deferred Account without the Participant's written consent.

            ARTICLE X -- TERMINATION

            Section 10.01.  Termination of Plan. The Company has established this Plan with the bona fide intention and expectation that it will be continued indefinitely, but the Company will have no obligation whatsoever to maintain this Plan for any given length of time and may at will, and at any time, discontinue or terminate this Plan in whole or in part.

            Section 10.02.  Termination Procedures. Upon termination of this Plan, the Company shall give notice of the same to all Participants, the Committee, and any other affected person. Further, upon termination of this Plan, all elections related to this Plan shall terminate, and payment of a Participant's Deferred Account shall be made in one lump sum payment as soon as administratively possible after said termination.

            Section 10.03.  Effect of Complete Liquidation, Reorganization, or Change of Control.

A.	Complete Liquidation. If the stockholders of the Company adopt a plan of complete liquidation (other than a plan which is part of a plan of reorganization described in Subsection B. hereof), the Plan shall be deemed to have been terminated as of the date the plan of liquidation is adopted. The rights of affected Participants upon such a liquidation shall be determined under the provisions of Sections 10.01 and 10.02 relative to a complete termination.

B.	Reorganization. If the Company effectuates a merger, consolidation, or other transaction constituting a reorganization with another corporation or corporations, pursuant to which the shares of common stock of Company will be surrendered in exchange for the stock of another corporation (the "Surviving Corporation") then this Plan shall be deemed to have been terminated as of the date the plan of reorganization is adopted. No termination shall occur, however, if express provisions are made for the continuance of this Plan in accordance with the terms hereof except the word "Company" shall mean and refer to the Surviving Corporation from and after the effective date of such reorganization.

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            Section 10.04.  Change in Control. Notwithstanding any provision contained in the Plan to the contrary, the provisions of this Section 10.04 shall control over any contrary provision. All Participants shall be eligible for the treatment afforded by this Section if their employment with the Company terminates within two years following a Change In Control, unless the termination is due to (a) Death; (b) Disability; (c) Cause; (d) resignation other than (1) resignation from a declined reassignment to a job that is not reasonably equivalent in responsibility or compensation, or that is not in the same geographic area, or (2) resignation within thirty days of a reduction in base pay; or (e) retirement.

A.	If a Participant qualifies for treatment under this Section, he or she shall immediately become fully vested in his or her Deferred Account. Such Account shall be paid, as soon as practicable but in no event later than 90 days after his or her termination of employment.

B.	Upon a Change In Control, no action, including, but not by way of limitation, the amendment, suspension, or termination of the Plan, shall be taken which would affect the rights of any Participant or the operation of the Plan with respect to any Account to which the Participant may have become entitled hereunder prior to the date of the Change In Control or to which he or she may become entitled as a result of such Change In Control.

            ARTICLE XI -- RESTRICTIONS ON ALIENATION OF BENEFITS

            Section 11.01.  General. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, transfer, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, transfer, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled to such benefit, and, to the extent permitted by law, the rights of Participant or a Beneficiary shall not be subject in any manner to attachment or other legal process for the debts of Participant or such Beneficiary.

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            ARTICLE XII -- CLAIMS PROCEDURE

            Section 12.01.  Participant Claim. All claims for or relating to benefits whether made by a Participant or other person shall be in writing addressed and delivered to the Committee, at the Committee's main office, and such claim shall contain the claimant's name, mailing address, and telephone number, if any, and shall identify the claim in a manner reasonably calculated to make the claim understandable to the Committee and other fiduciaries.

            Section 12.02.  Claims Review. If a claim is made, the Committee shall within 90 days thereafter (180 days if special circumstances exist) notify the claimant in writing whether the claim has been granted or has been denied in whole or in part. Such notice shall be written in a manner calculated to be understood by the claimant, shall make specific reference to the Plan benefit, and, if adverse in whole or in part, shall set forth:

A.	The specific reason or reasons for the denial;
B.	Specific reference to pertinent Plan provisions on which the denial is based;
C.	A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and
D.	An explanation of the claim review procedure set forth in Sections 12.04 and 12.05 below.
            Section 2.03.  Claim Denial. If within said 90 days the claim has not been granted, it shall be deemed to have been denied for purposes of the claim review procedure set forth in Section 12.04 below, even if notice of denial has not been given under Section 12.02 above.

            Section 12.04.  Appeal of Claim Denial. Upon denial of a claim in whole or in part, the claimant or his duly authorized representative shall have 60 days within which to file with the Committee a written request for a review of such denial, whereupon:

A.	The Committee shall as promptly as is practicable, but not later than 60 days after receipt of such request (120 days if special circumstances exist), review said claim; and
B.	The claimant or his duly authorized representative shall, pending said review be permitted at all reasonable hours to review the pertinent documents and also be entitled to submit issues and comments in writing.

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            Section 12.05.  Review on Appeal. A decision on the claim shall be rendered as soon as possible, but in no event later than 120 days after the Committee's receipt of the written request for review; shall be in writing and include specific reasons; shall be written in a manner calculated to be understood by the claimant; and shall contain specific reference to the Plan provisions on which the decision is based.

            Section 12.06.  Litigation of Claim. Prior to initiating legal action concerning a claim in any court, state or federal, against this Plan, the Company, or the Committee, a claimant must first exhaust the administrative remedies provided in this Article XII. Failure to exhaust the administrative remedies provided for in this Article XII shall be a bar to any civil action concerning a claim for benefits under the Plan.

            ARTICLE XIII -- MISCELLANEOUS

            Section 13.01.  Payments Net of Withholding and Other Amounts. All payments under this Plan shall be net of any amount sufficient to satisfy all federal, state, and local withholding tax requirements, and shall also be net of all amounts owed by Participant, or Beneficiary or other recipient, to the Company.

            Section 13.02.  No Guarantee of Interests. Neither the Company nor any affiliated entity (as defined in the Code), nor the Committee (nor any of its members) may guarantee the payment of any amounts which may be or become due to any person or entity under this Plan. The liability of the Company to make any payment under this Plan is limited to the then existing assets of the Company.

            Section 13.03.  Company Records. Records of the Company as to any Employee or Participant shall be conclusive on all persons.

            Section 13.04.  Evidence. Evidence required of anyone under this Plan may be by certificate, affidavit, document, or other information which the person or entity acting on such evidence considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

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            Section 13.05.  Notice. Except as otherwise provided in this Plan, any notice or communication required to be given herein by any Participant, the Company, or Committee shall be deemed given when delivered or when placed in the United States mail, postage prepaid, in an envelope addressed to the last address of the person to whom the notice is being given which was communicated in writing to the person giving such notice.

            Section 13.06.  Change of Address. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

            Section 13.07.  Effect of Provisions. The provisions of this Plan shall be binding upon the Company and its successors and assigns, and upon Participant, his/her Beneficiary, assigns, heirs, executors, and administrators.

            Section 13.08.  Other Benefits and Plans. The benefits provided for Participant and his/her Beneficiary hereunder are in addition to any other benefits available to Participant under any other program or plan of the Company, and, except as may otherwise be expressly provided for, this Plan shall supplement and shall not supersede, modify, or amend any other program or plan of the Company or Participant.

            Section 13.09.  Severability Clause. If any provision of this Plan is held to be invalid or unenforceable, such determination shall not affect the validity of this Plan or the other provisions of this Plan. In such event, this Plan shall be construed and enforced as if such provision had not been included therein; provided, that, nothing shall increase the Company's liability for payment of benefits in any amount beyond the amounts specified in this Plan.

            Section 13.10.  Minors and Incompetents. If any person to whom a benefit is payable by the Company is legally incompetent, either by reason of age or by reason of mental or physical disability, the Company is authorized to cause the payments becoming due to such person to be made to another for his benefit without responsibility of the Company, Committee or the Board of Directors to see to the application of such payments. Payments made pursuant to this authority shall constitute a complete discharge of any duty hereunder of the Company, Committee, and the Board of Directors.

            Section 13.11.  Limitation of Rights. Neither the establishment of this Plan nor any amendment thereof will be construed as giving any Employee or other person any legal or equitable right against the Committee, Company, its Officers, directors, stockholders, except as expressly provided herein, and in no event will the terms of employment or service of any Employee be modified or in any way be affected hereby.

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            Section 13.12.  Information to be Furnished. Each Participant shall provide the Company and Committee with such information and evidence, and shall sign such documents, as may reasonably be requested from time to time for the purpose of administration of this Plan.

            Section 13.13.  Word Usage. Wherever any words are used herein in the masculine or neuter gender, they shall be construed as though they were used in the feminine, masculine or neuter gender, as the context may require, and vice versa, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form, as the context may require, and vice versa.

            Section 13.14.  Erroneous Payments. If any Participant receives any amount of benefits that the Committee in its sole discretion later determines the Participant was not entitled to receive under the terms of the Plan, such Participant shall be required to make reimbursement to the Plan. In addition, the Committee shall have the right to offset any future claims for benefits under the Plan against amounts that the Participant was not otherwise entitled to receive.

            Section 13.15.  Indemnification by Company. The Company shall indemnify and save harmless each member of its Board of Directors, each Committee member, and any employee of the Company, from and against losses resulting from liability which they may be subjected by reason of any act or conduct (except wilful or wanton misconduct) in their official capacities in the administration of this Plan. Expenses shall include the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought in settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such person may be entitled as a matter of law.

            Section 13.16.  Headings. The titles and heading of Articles and Sections are included for convenience of reference only and are not to be considered in the construction of the provisions of this Plan.

            Section 13.17.  Governing Law. All questions arising with respect to this Plan shall be determined by reference to the laws of the State of Kansas to the extent such laws are not preempted by the laws of the United States of America.

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            IN WITNESS WHEREOF, this Plan is executed as of this 16th day of November, 1999.

Attest: /s/	CAPITOL FEDERAL FINANCIAL By: /s/ John B. Dicus